Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated April 28, 2025 (except for the effects of the reverse stock-split described in Note 1, as to which the date is December 12, 2025), relating to the financial statements of Heritage Distilling Holdings Company, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Costa Mesa, CA

December 12, 2025